EXHIBIT ITEM 32.1

SECTION 906 CERTIFICATION

The certification set forth below is being submitted to the Securities and Exchange Commission solely for the purpose of complying with Section 1350 of Chapter 63 of Title 18 of the United States Code.

November 10, 2003

Charles T. Chrietzberg, Jr., the Chief Executive Officer of Northern California Bancorp, Inc. certifies:

1.               that this periodic report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.               that information contained in this periodic report fairly presents, in all material respects, the financial condition and results of operations of Northern California Bancorp, Inc..

/s/ Charles T. Chrietzberg, Jr.
Charles T. Chrietzberg, Jr.
Chief Executive Officer and President